Exhibit 4.1

NUMBER CERT.9999 THIS CERTIFIES THAT Is The Owner of Evvolutions LeadTech Inc. INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS sHARES *******9,000,000,000******* CUSIP 999999ZZ9 CLASS A ORDINARY SHARES $0.0001 PAR VALUE CLASS A ORDINARY SHARES * SPECIMEN * * NINE BILLION AND 00/100 * FULLY PAID AND NON - ASSESSABLE SHARES OF CLASS A ORDINARY SHARES OF Evvolutions LeadTech Inc. Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Dated: JANUARY 01, 2009 COUNTERSIGNED AND REGISTERED: VSTOCK TRANSFER, LLC Transfer Agent and Registrar By: Chief Executive Officer and Chairman